Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Quartzsea Acquisition Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.0001 par value, and one right to receive one-fifth of one ordinary share(2)	6,900,000	$10.00	$69,000,000.00	0.0001531	$10,564
Ordinary shares, $0.0001 par value, included as part of the units(3)	6,900,000	-	-	-	-	(4)
Rights included as part of the units(3)	6,900,000	-	-	-	-	(4)
Ordinary shares underlying the rights included as part of units(3)	1,380,000	$10.00	$13,800,000	0.0001531	$2,112.78
Total			$82,800,000.00		$12,676.78
Total Fees Previously Paid					$12,612.48
Total Fee Offsets					$12,612.48
Net Fee Due					$64.30

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 6,900,000 units, consisting of 6,900,000 ordinary shares and 6,900,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.